Exhibit 13(c)

FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of • (the “Effective Date”), by and between              (“Indemnitee”) and Great Elm Capital Corp., a Maryland corporation, managed by Great Elm Capital Management, Inc., a Delaware corporation, for which the Indemnitee serves as an officer or director (the “Company”).

RECITALS

It is essential to the Company to retain and attract as trustees/directors and officers the most capable persons available;

Indemnitee currently serves as an officer, director or trustee of the Company and may, in connection therewith, be subjected to claims, suits or proceedings arising from such service;

The Company’s governing documents (the “Organizational Documents”) currently provides for the indemnification of the Company’s director/trustees and officers in connection with various claims, liabilities, losses and expenses to which they may become subject as a result of serving as an officer and/or director/trustee of the Company;

The Organizational Documents permits the Company to advance expenses to its directors/trustees and officers in connection with defending any action with respect to which indemnification might be sought pursuant to the Organizational Documents and the Indemnitee has been serving and continues to serve as an officer and/or director/trustee of the Company in part in reliance on the Organizational Documents;

As an inducement to Indemnitee to continue to serve in such capacity and in such other capacities as may be requested from time to time and to provide Indemnitee with contractual assurance that advancement of expenses will be available to Indemnitee, the Company has agreed to advance expenses and costs incurred by Indemnitee in connection with any matter in respect of which indemnification might be sought pursuant to the Organizational Documents to the maximum extent permitted by law as hereinafter provided; and

The parties by this Agreement desire to set forth their agreement regarding advancement of expenses.

AGREEMENT

In consideration of the foregoing and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

(a)                                 “Directors” and “Board of Directors” shall mean the persons duly elected or appointed to the Board of Directors of the Company, from time to time, so long as they shall continue in office, and all other persons who at the time in question have been duly elected or appointed and have qualified as directors or trustees in accordance with the provisions of the Organizational Documents and the Bylaws of the Company and are then in office.

(b)                                 “Independent Director” shall mean a Director that is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”).

(c)                                  “Independent Non-Party Director” shall have the meaning set forth in Section 2(b).

(d)                                 “Special Counsel” shall mean any person whose representation of the Company’s investment adviser, principal underwriter, administrator, or any of their control persons, since the beginning of the Company’s last two completed fiscal years, is or was sufficiently limited that it is unlikely to adversely affect the professional judgment of the person in providing legal representation to the Independent Directors.

2.                                      Indemnification and Advancement of Expenses

(a)                                 The Company shall indemnify Indemnitee to the full extent permitted under the Organizational Documents.  Notwithstanding the foregoing, no Indemnitee shall be indemnified hereunder against any liability to any person or any expense of such Indemnitee arising by reason of (i) willful misfeasance; (ii) bad faith; (iii) gross negligence; or (iv) reckless disregard of the duties involved in the conduct of the Indemnitee’s position.

(b)                                 The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought by Indemnitee under the Organizational Documents or this Agreement, to the full extent permitted under applicable law, provided the Company receives a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking by Indemnitee to reimburse the Company if it shall ultimately be determined that the standards of conduct necessary for indemnification have not been met.  In addition, at least one of the following conditions must be met: (i) Indemnitee shall provide adequate security for his or her undertaking; (ii)

the Company shall be insured against losses arising by reason of any lawful advances; (iii) a majority of a quorum of those Directors who are both Independent Directors and not parties to the proceeding (“Independent Non-Party Directors”), or if such quorum is not obtainable or even if obtainable, if a majority vote of such quorum so direct, Special Counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is substantial reason to believe that Indemnitee ultimately will be found entitled to indemnification; or (iv) Special Counsel in a written opinion shall conclude, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is substantial reason to believe that Indemnitee ultimately will be found entitled to indemnification.

(c)                                  Notwithstanding the foregoing, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding with respect to which indemnification might be sought under the Organizational Documents or this Agreement, or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by Indemnitee in connection therewith, without the necessity of authorization in the specific case.

(d)                                 Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by Indemnitee as plaintiff, indemnification under the Organizational Documents or this Agreement and advancement of expenses under this Agreement shall be available only if the prosecution of such action, suit or other proceeding by Indemnitee (i) was authorized by a majority of the Directors or (ii) was instituted by Indemnitee to enforce his or her rights to indemnification under the Organizational Documents or this Agreement or advancement of expenses under this Agreement in a case in which Indemnitee is found to be entitled to indemnification.

(e)                                  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

3.                                      Remedies of Indemnitee.

(a)                                 If (i) a determination is made pursuant to Section 2 that Indemnitee is not entitled to indemnification or advancement of expenses under this Agreement or (ii) indemnification or advancement of expenses is not timely made pursuant to Section 2, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of New York or in any other court of competent jurisdiction of his entitlement to such indemnification or advancement of expenses.

(b)                                 If Indemnitee is not an “interested person” of the Company (as defined in the 1940 Act), the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of expenses in any judicial proceeding commenced pursuant to this Section 3.

(c)                                  If a determination shall have been made pursuant to Section 2 that Indemnitee is entitled to indemnification or advancement of expenses, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 3, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or advancement of expenses.

4.                                      Non-Exclusivity; Survival of Rights; Subrogation.

(a)                                 The rights to indemnification and advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law or the Organizational Documents.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s corporate status prior to such amendment, alteration or repeal. No amendment, modification or alteration to the Organizational Documents or the Bylaws of the Company shall, nor shall any action taken by Company shareholders, operate to alter, modify, amend or repeal Indemnitee’s right to indemnification or advancement of expenses under this Agreement; the rights and obligations of the parties hereunder may only be altered, amended, modified or repealed pursuant to Section 9.

(b)                                 In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(c)                                  The Company shall not be liable under this Agreement to make any payment of amounts otherwise reimbursable as expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(d)                                 The Company shall not be liable under this Agreement to make any payment of amounts otherwise reimbursable as expenses hereunder where the making of such payment would violate applicable law (including, for the avoidance of doubt, the 1940 Act).

5.                                      Binding Effect.

(a)                                 The indemnification and advancement of expenses granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Company, and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators.

(b)                                 Any successor of the Company (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, shall be automatically deemed to have assumed and agreed to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, provided that no such assumption shall relieve the Company of its obligations hereunder.

6.                                      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

7.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

8.                                      Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9.                                      Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.                               Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

(a)                                 If to Indemnitee, to:                                                                                  The address set forth on the signature page hereto.

(b)                                 If to the Company to:                                                                        Great Elm Capital Corp.

200 Clarendon Street, 51st Floor

Boston, MA  02116

Attention: General Counsel

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

11.                               Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

12.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

13.                               Miscellaneous.  Use of the masculine pronoun in this Agreement shall be deemed to include usage of the feminine pronoun where appropriate.

The parties hereto have executed this Agreement as of the day and year first above written.

Great Elm Capital Corp.

By:
Name:
Title:

Indemnitee

Name:
Address: